Exhibit 10.29

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026 between Tailored Brands, Inc., a Delaware corporation (the “Company”), and [●] (the “Indemnitee”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section [13 / 14] hereof.

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Fourth Amended and Restated Bylaws of the Company (as may be further amended, restated, modified and/or supplemented from time to time, the “Bylaws”) require indemnification of the directors and officers of the Company;

WHEREAS, the Bylaws and the General Corporation Law of the State of Delaware (the “DGCL”) expressly contemplate that contracts may be entered into between the Company and members of the Board of Directors of the Company (the “Board”), officers of the Company and other persons with respect to indemnification and advancement of Expenses;

WHEREAS, the uncertainties relating to insurance and indemnification have increased the difficulty of attracting and retaining directors and officers;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining directors and officers is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company to indemnify, and to advance Expenses on behalf of, the Company’s directors and officers to the Fullest Extent Permitted By Applicable Law; [and]

[WHEREAS, the Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by Silver Point, which the Indemnitee, the Company and Silver Point intend to be secondary to the primary obligation of the Company to indemnify the Indemnitee as provided herein, with the Company’s acknowledgment of and agreement to the foregoing being a material condition to the Indemnitee’s willingness to serve as a director and/or officer of the Company; and]1

WHEREAS, the Indemnitee may not be willing to serve or continue to serve as an officer or director without adequate protection, and the Company desires the Indemnitee to serve or continue to serve in such capacity.

[1]	[NTD: To include for Silver Point-affiliated director(s).]

NOW, THEREFORE, each party hereto, intending to be legally bound hereby, agrees as follows:

1.	Indemnity of the Indemnitee. On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to hold harmless and indemnify the Indemnitee to the Fullest Extent Permitted By Applicable Law. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)	Proceedings Other Than Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if the Indemnitee has been or is, or is threatened to be made, a party to or participant in, or otherwise becomes involved in, any Proceeding other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), the Indemnitee shall be indemnified to the Fullest Extent Permitted By Applicable Law against all Losses and Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)	Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if the Indemnitee has been or is, or is threatened to be made, a party to or participant in, or otherwise becomes involved in, any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), the Indemnitee shall be indemnified to the Fullest Extent Permitted By Applicable Law against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Chancery Court of the State of Delaware (the “Delaware Court”) or the court in which such Proceeding was brought shall determine that the Indemnitee is fairly and reasonably entitled to such indemnification.

(c)	Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement (other than Section 9), to the extent that the Indemnitee is successful, on the merits or otherwise, in defense of any Proceeding, the Indemnitee shall be indemnified to the Fullest Extent Permitted By Applicable Law against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, shall be deemed to be a successful result as to such claim, issue or matter.

2.	Additional Indemnity. Notwithstanding any limitations in Section 1 of this Agreement, the Company shall indemnify the Indemnitee to the Fullest Extent Permitted By Applicable Law if the Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) for all Losses and Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such Proceeding.

3.	Contribution.

(a)	Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding), to the Fullest Extent Permitted By Applicable Law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding) unless such settlement (i) provides for a full and final release of all claims asserted against the Indemnitee and (ii) does not impose any Loss, Expense or limitation on the Indemnitee.

(b)	Without diminishing or impairing the obligations of the Company set forth in the preceding subsection, if, for any reason, the Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding), to the Fullest Extent Permitted By Applicable Law, the Company shall contribute to the amount of Losses and Expenses actually and reasonably incurred and paid or payable by the Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Proceeding), on the one hand, and the Indemnitee, on the other hand, from the transaction or events from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the transaction or events that resulted in such Losses or Expenses, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Proceeding), on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)	To the Fullest Extent Permitted By Applicable Law, the Company hereby agrees to fully indemnify and hold the Indemnitee harmless from any claims of contribution that may be brought by officers, directors or employees of the Company, other than the Indemnitee, who may be jointly liable with the Indemnitee.

(d)	To the Fullest Extent Permitted By Applicable Law, if the indemnification provided for in this Agreement is unavailable to the Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying the Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding, and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

4.	Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement (other than Section 9), to the Fullest Extent Permitted By Applicable Law and to the extent that the Indemnitee is a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection therewith.

5.	Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance, to the Fullest Extent Permitted By Applicable Law, all Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee. The Indemnitee’s execution and delivery to the Company of this Agreement shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced by the Company pursuant to this Agreement, if and only to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. Any advances and undertakings to repay pursuant to this Agreement shall be unsecured and interest free.

6.	Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for the Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and the public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether the Indemnitee is entitled to indemnification under this Agreement:

(a)	To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of the Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to the Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)	Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to the Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (i) by a majority vote of the Disinterested Directors, even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (iii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (iv) if so directed by the Board, by the stockholders of the Company; provided, however, that if a Change in Control has occurred, the determination with respect to the Indemnitee’s entitlement to indemnification shall be made by Independent Counsel.

(c)	If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). If a Change in Control has not occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to the Indemnitee advising the Indemnitee of the identity of the Independent Counsel so selected. The Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 14 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If a Change in Control has occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee requests that such selection be made by the Board, in which event the preceding sentence shall apply) and approved by the Board (which approval shall not be unreasonably withheld). If (i) an Independent Counsel is to make the determination of entitlement pursuant to this Section 6, and (ii) within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected (and not objected to), either the Company or the Indemnitee may petition the Delaware Court or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)	In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the Fullest Extent Permitted By Applicable Law, presume that the Indemnitee is entitled to indemnification under this Agreement, and the burden of proof and the burden of persuasion by clear and convincing evidence to overcome this presumption shall be on the Company. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(e)	The Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, on information supplied to the Indemnitee by the officers of the Enterprise in the course of their duties, on the advice of legal counsel for the Enterprise, or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Enterprise shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that the Indemnitee has at all times acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and the burden of proof and the burden of persuasion by clear and convincing evidence to overcome this presumption shall be on the Company.

(f)	If the person, persons or entity empowered or selected under Section 6 to determine whether the Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the Fullest Extent Permitted By Applicable Law, be deemed to have been made and the Indemnitee shall be entitled to such indemnification absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, (ii) a prohibition of such indemnification under applicable law or (iii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) of this Agreement; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g)	The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(h)	The Company acknowledges that a settlement or other disposition of any action, claim or Proceeding to which the Indemnitee is a party or potential party short of final judgment may be successful on the merits or otherwise if it permits the Indemnitee to avoid the expense, delay, distraction, disruption and uncertainty of litigation. In the event that any action, claim or Proceeding to which the Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or Proceeding with or without payment of money or other consideration), it shall to the Fullest Extent Permitted By Applicable Law be presumed that the Indemnitee has been successful on the merits or otherwise in such Proceeding, and the burden of proof and the burden of persuasion by clear and convincing evidence to overcome this presumption shall be on the Company.

(i)	The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

7.	Remedies of the Indemnitee.

(a)	In the event that (i) a determination is made pursuant to Section 6 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) if no determination is required to be made by the Company pursuant to Section 1(c) of this Agreement, payment of indemnification is not made pursuant to Section 1(c) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within thirty (30) days after a determination has been made that the Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, the Indemnitee shall be entitled to an adjudication in an appropriate court, pursuant to Section 22 of this Agreement, of the Indemnitee’s entitlement to such indemnification, contribution or advancement of Expenses.

(b)	In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and the Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b). In any judicial proceeding or arbitration commenced pursuant to this Section 7, the Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proving the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If the Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 7, the Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 5 until a final determination is made with respect to the Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c)	If a determination shall have been made pursuant to Section 6(b) of this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact, necessary to make the Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)	In the event that the Indemnitee, pursuant to this Section 7, incurs costs in a judicial or arbitration proceeding or otherwise seeking to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall, to the Fullest Extent Permitted By Applicable Law, indemnify the Indemnitee against any and all Expenses and, if requested by the Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the Fullest Extent Permitted By Applicable Law, such Expenses to the Indemnitee that are incurred by or on behalf of the Indemnitee in connection with any action brought by the Indemnitee for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company.

In the case of any action brought by the Indemnitee for indemnification, if the Indemnitee (i) is wholly successful, on the merits or otherwise, on the underlying claims, the Company shall indemnify the Indemnitee to the Fullest Extent Permitted By Applicable Law, against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection therewith, or (ii) is not wholly successful on the underlying claims but is successful, on the merits or otherwise, as to one or more but less than all claims, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with each successfully resolved claim.

(e)	The Company agrees that it shall not assert in any judicial or arbitral proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(f)	Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.	Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)	The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Third Amended and Restated Certificate of Incorporation of the Company (as may be further amended, restated, modified and/or supplemented from time to time, the “Charter”), the Bylaws, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise; provided, however, that this Agreement shall supersede and replace any rights and obligations of the Company and the Indemnitee with respect to indemnification and the advancement of Expenses that are granted pursuant to the Bylaws, and, for so long as this Agreement is in effect, the Indemnitee waives any right to indemnification or advancement of Expenses from the Company under the Bylaws that is not permitted or provided by this Agreement. No amendment, alteration or repeal of this Agreement or of any provision hereof shall eliminate, reduce or otherwise adversely affect any right or protection of the Indemnitee under this Agreement with respect to any Proceeding involving any action or omission that occurred or allegedly occurred prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Charter, the Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, and the scope of indemnification provided by this Agreement shall be automatically extended to include such greater indemnification rights. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)	The Company shall make commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Company is obligated to indemnify the Indemnitee under this Agreement, one or more policies of insurance with reputable insurance companies to provide the directors and officers of the Company with commercially reasonable coverage for losses from wrongful acts and omissions and to ensure the Company’s performance of its indemnification obligations under this Agreement. The Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or officer under such policy or policies. In all such insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)	[The Company hereby acknowledges that the Indemnitee has certain rights to indemnification, advancement of Expenses and/or insurance provided by Silver Point. With respect to any amounts that are subject to indemnity under this Agreement and also subject to an indemnity obligation owed by Silver Point, the Company hereby agrees (i) that, as compared to Silver Point, the Company is the indemnitor of first resort with respect to any rights to indemnification provided to the Indemnitee herein (i.e., its obligations to the Indemnitee are primary and any obligation of Silver Point to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by the Indemnitee is secondary), (ii) that the Company shall be required to advance the full amount of Expenses incurred by the Indemnitee and shall be liable for the full amount of all Losses and Expenses to the extent legally permitted and as required by the terms of this Agreement and the Charter or Bylaws of the Company (or any other agreement between the Company and the Indemnitee), without regard to any rights the Indemnitee may have against Silver Point, and (iii) that the Company irrevocably waives, relinquishes and releases Silver Point from any and all claims against Silver Point for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by Silver Point on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing and Silver Point shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. The Company and the Indemnitee agree that Silver Point is an express third-party beneficiary of the terms of this Section 8(c).][2]

(d)	[Except as provided in Section 8(c) above, in] In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee [other than against Silver Point)], who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

[2]	[NTD: To include (c) and bracketed language in (d) and (e) for Silver Point-affiliated director(s).]

(e)	[Except as provided in Section 8(c) above, the] The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement of Expenses is provided) hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

9.	Exception to Right of Indemnification. Notwithstanding any provision in this Agreement or the Bylaws, the Company shall not be obligated under this Agreement or the Bylaws to make any indemnity or advancement of Expenses in connection with any claim made against the Indemnitee:

(a)	for which payment has actually been made to or on behalf of the Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; [provided, that the foregoing shall not affect the rights of the Indemnitee or Silver Point set forth in Section 8(c) above;][3] or

(b)	for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; or

(c)	for reimbursement to the Company of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, in each case as required under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(d)	in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any such part of any Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iii) the Proceeding is one to enforce the Indemnitee’s rights under this Agreement; or

(e)	for reimbursement to the Company (such Proceeding, a “Clawback Proceeding”) by the Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 10D of the Exchange Act (a “Clawback Policy”).

[3]	[NTD: To include for Silver Point-affiliated director(s).]

(f)	In furtherance of paragraph (e) of this Section 9, the Indemnitee hereby agrees to abide by the terms of any Clawback Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Clawback Policy, and hereby understands and agrees that the Indemnitee shall not be entitled to any (x) indemnification for any liability (including any amounts owed by the Indemnitee in a judgment or settlement of any Clawback Proceeding) or Losses incurred by the Indemnitee in connection with any Clawback Proceeding or (y) indemnification or advancement of Expenses from the Company or any subsidiary of the Company incurred by the Indemnitee in connection with any Clawback Proceeding; provided, however, that if the Indemnitee is successful on the merits in the defense of any claim asserted against the Indemnitee in a Clawback Proceeding, the Indemnitee shall be indemnified for the Expenses that the Indemnitee reasonably incurred to defend such claim. The Indemnitee hereby knowingly, voluntarily and intentionally waives, and agrees not to assert any claim regarding, all indemnification, advancement of Expenses and other rights to which the Indemnitee is now or becomes entitled to under this Agreement, the Charter, the Bylaws, the governing documents of each subsidiary of the Company and the DGCL, in each case to the extent such waiver and agreement is necessary to give effect to the preceding sentence of this paragraph. The Indemnitee agrees and acknowledges that the compensation the Indemnitee has or will receive from the Company or any of its subsidiaries constitutes fair and adequate consideration in exchange for the waiver and agreement provided by the Indemnitee in this paragraph.

10.	Duration of Agreement. All agreements and obligations of the Company contained herein shall continue after the Indemnitee has ceased to be a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of the Company or of any other Enterprise. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all or a substantial part of the business and/or assets of the Company), assigns, spouses, heirs, executors, administrators and personal and legal representatives.

11.	Security. To the extent requested by the Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.	[Indemnification of Silver Point. If (i) the Indemnitee is or was affiliated with Silver Point, (ii) Silver Point is, or is threatened to be made, a party to or a participant in any Proceeding, and (iii) Silver Point’s involvement in the Proceeding results from any claim based on the Indemnitee’s service to the Company as a director or other fiduciary of the Company, Silver Point will be entitled to indemnification and advancement of Expenses hereunder to the same extent, and upon the same terms and conditions, as the Indemnitee. The Company and the Indemnitee agree that Silver Point is an express third-party beneficiary of the terms of this Section 12.][4]

[4]	[NTD: To include for Silver Point-affiliated director(s).]

13.	Enforcement.

(a)	The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve and to continue to serve as a director or officer of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving and continuing to serve as a director or officer of the Company.

(b)	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)	The Company shall not seek from a court, or agree to, a “bar order” that would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of Expenses under this Agreement.

(d)	The Company shall require and cause any successor (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all or a substantial part of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(e)	The Company and the Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause the Indemnitee irreparable harm. Accordingly, the parties hereto agree that the Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, the Indemnitee shall not be precluded from seeking or obtaining any other relief to which the Indemnitee may be entitled. The Company and the Indemnitee further agree that the Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of the Indemnitee by the court, and the Company hereby waives any such requirement of such a bond or undertaking.

14.	Definitions. For purposes of this Agreement:

(a)	“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(b)	“Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)	a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency) whereby any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination that does not constitute a Change in Control as defined in Section 14(b)(ii);

(ii)	the consummation of a merger, reorganization or consolidation of the Company with or into the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity), outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 14(b)(i)) acquires more than 50% of the combined voting power of the Company’s then-outstanding securities shall not constitute a Change in Control;

(iii)	the date, within any consecutive two-year period commencing on or after the date of this Agreement, upon which individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 14(b)(i), 14(b)(ii) or 14(b)(iv) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iv)	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or

(v)	the occurrence of any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, except the completion of the Company’s initial public offering shall not be considered a Change in Control.

Notwithstanding anything contained herein, a transaction shall not constitute a “Change in Control” for the purposes of this definition if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

(c)	“Corporate Status” describes the status of a person who is or was a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of the Company or of any other Enterprise.

(d)	“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(e)	“Enterprise” shall mean the Company and any corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Company as a director, officer, trustee, partner, member, manager, employee, agent or fiduciary.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Expenses” shall mean all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever and shall specifically include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in, or otherwise participating in, a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, as well as all reasonable attorneys’ fees and all other expenses incurred by or on behalf of the Indemnitee in connection with preparing and submitting any requests or statements for indemnification, advancement, contribution or any other right provided by this Agreement. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee.

(h)	“Fullest Extent Permitted By Applicable Law” includes, but is not limited to: (a) to the fullest extent permitted by the applicable provision of the DGCL, or the corresponding provision of any amendment to or replacement of the DGCL, and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors and officers.

(i)	“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of Delaware corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(j)	“Losses” means all liabilities, judgments, fines, penalties, costs, losses, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such liabilities, losses, judgments, fines, excise taxes, penalties and costs) and other amounts that the Indemnitee reasonably incurs and that result from, arise in connection with or are by reason of the Indemnitee’s Corporate Status.

(k)	“Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise, by reason of the Indemnitee’s Corporate Status or by reason of any action taken by the Indemnitee or of any inaction on the Indemnitee’s part while acting in the Indemnitee’s Corporate Status, in each case whether or not the Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, and including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce the Indemnitee’s rights under this Agreement.

(l)	[“Silver Point” means, collectively, Silver Point Capital, L.P. and any entity that controls, is controlled by or under common control with Silver Point Capital, L.P. (other than the Company and any entity that is controlled by the Company) and any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with Silver Point Capital, L.P.]

15.	Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the Fullest Extent Permitted By Applicable Law, (ii) such provision or provisions shall be deemed reformed to the fullest extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (iii) to the Fullest Extent Permitted By Applicable Law, the provisions of this Agreement (including, without limitation, each portion of any section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Indemnitee [and Silver Point][5] indemnification rights to the Fullest Extent Permitted By Applicable Law.

16.	Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

[5]	[NTD: To include for Silver Point-affiliated director(s).]

17.	Notice By the Indemnitee. The Indemnitee agrees to promptly notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the interests of the Company.

18.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To the Indemnitee at the address set forth below the Indemnitee’s signature hereto.

(b)	To the Company at:

Tailored Brands, Inc.
530 7th Ave, 7th Floor

New York, NY 10018
Attention:    Yen Chu
E-mail: [***]

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

19.	Construction. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include (as appropriate) the masculine, feminine and neuter genders. References to “day” shall mean a calendar day unless expressly stated to the contrary.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21.	Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

22.	Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and the Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall, unless the Company consents in writing to the selection of an alternate forum, be brought only in the Delaware Court (or, if and only if the Delaware Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), (ii) generally and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if such party had been personally served within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

23.	[Non-Exclusive Capacities of Indemnitee. The Company acknowledges and agrees that the Indemnitee provides services to entities other than the Company. The Company further acknowledges and agrees that Silver Point invests in entities other than the Company, and may also provide financial, operational and other advisory services to such entities in connection with such investments.][6]

[SIGNATURE PAGE FOLLOWS]

[6]	[NTD: To include for Silver Point-affiliated director(s).]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

TAILORED BRANDS, INC.

By:
Name:
Title:

INDEMNITEE

Name:

Address:

[Signature Page to Indemnification Agreement]